Exhibit 99.1

For Immediate Release

April 7, 2014

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported unaudited net income for the three months ended March 31, 2014, of $840,000, or $0.47 per share of common stock, basic and diluted, compared to net income of $1,012,000, or $0.54 per share of common stock, basic and diluted, for the three months ended March 31, 2013. Basic and diluted average shares outstanding at March 31, 2014 were 1,794,635 and 1,801,970, respectively. Basic and diluted average shares outstanding at March 31, 2013 were 1,877,873 and 1,878,145, respectively. Net income decreased $172,000 during the first quarter of 2014 due to a decrease of $488,000 in noninterest income, partially offset by an increase of $176,000 in net interest income and decreases of $15,000 in noninterest expense and $125,000 in income taxes.

The decrease of $488,000 in noninterest income during the first quarter of 2014 was primarily due to a decrease of $484,000 in gains on the sales of securities. Noninterest income was also impacted by a decrease of $58,000 in net income from mortgage banking operations. These decreases were partially offset by an increase of $45,000 in commission income. The increase in net interest income during the first quarter of 2014 reflected an increase of $94,000 in interest income and a decrease of $82,000 in interest expense, as compared to the first quarter of 2013. The Company benefitted from an increase of $158,000 in interest income on mortgage-backed securities as mortgage loan rates increased and prepayment speeds slowed. For the three months ended March 31, 2014 our net interest margin was 3.63% compared to 3.70% for the three months ended December 31, 2013 and 3.41% for the three months ended March 31, 2013. The ratio of interest earnings assets to interest bearing liabilities at March 31, 2014 and March 31, 2013 was 1.24x and 1.22x, respectively.

The provision for loan losses remained stable at $30,000 during the first quarters of 2014 and 2013. Management reviews the allowance for loan losses quarterly and has determined the allowance for loan losses at March 31, 2014 to be adequate. Noninterest expense decreased $15,000 during the first quarter of 2014, primarily due to decreases of $29,000 in professional fees and $15,000 in compensation and benefits expense, partially offset by increases in other expenses. The $125,000 decrease in income taxes reflects the lower level of taxable income during the first quarter of 2014.

Total assets at March 31, 2014 were $315.1 million compared to $318.4 million at December 31, 2013. Total deposits at March 31, 2014 were $256.2 million, compared to $251.7 million at December 31, 2013. Total stockholders’ equity increased to $42.4 million at March 31, 2014 from $41.1 million at December 31, 2013. The Company reported a book value per share of $23.32 and a tangible book value per share of $21.82 at March 31, 2014. At March 31, 2014, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 11.9%, 17.6%, and 18.9%, respectively.

Jacksonville Bancorp, Inc. is a Maryland chartered stock holding company. The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois. The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates five branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois. All information at and for the periods ended March 31, 2014, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.